As filed with the Securities and Exchange Commission on September 30, 2016

Registration No. 333-178923

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROSE ROCK MIDSTREAM, L.P.

(Exact name of registrant as specified in its charter)

Delaware	45-2934823
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

(918) 524-7700

(Address of principal executive offices, including zip code)

ROSE ROCK MIDSTREAM EQUITY INCENTIVE PLAN

(Full title of the plan)

Candice L. Cheeseman

General Counsel

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

(Name and address of agent for service)

(918) 524-7700

(Telephone number, including area code, of agent for service)

Copies to:

Steven K. Talley

Gibson, Dunn & Crutcher LLP

1801 California Street, Suite 4200

Denver, CO 80202-2642

(303) 298-5700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration No. 333-178923 filed on Form S-8 (the “Registration Statement”) by the Registrant with the Securities and Exchange Commission on January 6, 2012, which registered common units representing limited partner interests of the Registrant issuable pursuant to the Rose Rock Midstream Equity Incentive Plan.

On September 30, 2016, pursuant to the Agreement and Plan of Merger dated as of May 30, 2016 by and among SemGroup Corporation, a Delaware corporation, PBMS, LLC (“Merger Sub”), a Delaware limited liability company, the Registrant, and Rose Rock Midstream GP, LLC, a Delaware limited liability company, Merger Sub merged with and into the Registrant with the Registrant being the surviving entity (the “Merger”).

In connection with the Merger, the offerings pursuant to the Registration Statement have been terminated. The Registrant hereby removes from registration any of the securities of the Registrant registered under the Registration Statement that remain unsold under the Registration Statement as of the filing date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, the State of Oklahoma, on September 30, 2016.

ROSE ROCK MIDSTREAM, L.P.

By: Rose Rock Midstream GP, LLC, its general partner

By:	/s/ William H. Gault
Name: William H. Gault
Title: Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933.